[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT
by and between
Merck Sharp & Dohme B.V.,
and
Array BioPharma, Inc.
Dated: May 4, 2017

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

TABLE OF CONTENTS
Page
1.Definitions    1
2.Scope of the Agreement.    8
2.1.Generally    8
2.2.Manufacturing Delay.    8
2.3.Compound Commitments    8
2.4.Delegation of Obligations    9
2.5.Compounds    9
3.Conduct of the Study    9
3.1.Sponsor    9
3.2.Performance    9
3.3.Debarred Personnel; Exclusion Lists    9
3.4.Regulatory Matters    10
3.5.Documentation    10
3.6.Copies    10
3.7.Samples    11
3.8.Ownership and Use of Clinical Data    11
3.9.Regulatory Submission    13
3.10.Joint Development Committee    13
3.11.Interim and Final Study Report    14
3.12.Relationship    14
3.13.Licensing    14
3.14.Subsequent Study    15
4.Protocol and Certain Other Documents    15
4.1.Protocol    15
4.2.Informed Consent    16
4.3.Financial Disclosure    16
5.Adverse Event Reporting    17
5.1.Pharmacovigilance Agreement    17
5.2.Transmission of SAEs    18
6.Term and Termination.    18
6.1.Term    18
6.2.Company Termination Right for Safety    18
6.3.Material Breach    18

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

6.4.Mutual Termination Right for Patient Safety    18
6.5.Mutual Termination Right Due to Regulatory Action; Other Reasons    19
6.6.Return of Company Compound    19
6.7.Anti-Corruption    19
6.8.Survival    19
6.9.No Prejudice    19
6.10.Confidential Information    19
6.11.Manufacturing Costs    20
7.Costs of Study    20
8.Supply and Use of the Compounds    20
8.1.Supply of the Compounds    20
8.2.Clinical Quality Agreement    21
8.3.Minimum Shelf Life Requirements    21
8.4.Provision of Compounds    21
8.5.Labeling and Packaging; Use, Handling and Storage    22
8.6.Product Specifications    22
8.7.Changes to Manufacturing    22
8.8.Product Testing; Noncompliance    22
8.9.Investigations    24
8.10.Shortage; Allocation    24
8.11.Records; Audit Rights    24
8.12.Quality    24
8.13.Quality Control    24
8.14.Audits and Inspections    25
8.15.Recalls    25
8.16.VAT    25
9.Confidentiality    25
9.1.Confidential Information.    25
9.2.Inventions    26
9.3.Personal Identifiable Data    26
10.Intellectual Property    26
10.1.Joint Ownership and Prosecution    26
10.2.Inventions Owned by Company    29
10.3.Inventions Owned by Merck    29
10.4.Separation of Patent Rights.    30

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

10.5.Mutual Freedom to Operate for Combination Inventions    30
11.Reprints; Rights of Cross-Reference    31
12.Publications; Press Releases    31
12.1.Clinical Trial Registry    31
12.2.Publication    31
12.3.Press Releases..    32
13.Representations and Warranties; Disclaimers    32
13.1.Due Authorization    32
13.2.Compounds    32
13.3.Results    32
13.4.Anti-Corruption    33
13.5.Disclaimer    35
14.Insurance; Indemnification; Limitation of Liability    35
14.1.Insurance    35
14.2.Indemnification    35
14.3.Limitation of Liability    36
15.Use of Name    37
16.Force Majeure    37
17.Entire Agreement; Amendment; Waiver    37
18.Assignment and Affiliates    37
19.Invalid Provision    38
20.No Additional Obligations    38
21.Governing Law; Dispute Resolution    38
22.Notices    38
23.Relationship of the Parties    39
24.Counterparts and Due Execution    39
25.Construction    39

Appendices
Appendix A – Protocol Synopsis
Appendix B – Supply of Compound

Schedules
Schedule 1 – Data Sharing and Sample Testing

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT
This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of May 4, 2017 (the “Effective Date”), is by and between Merck Sharp & Dohme B.V., having a place of business at Waarderweg 39, 2031 BN Haarlem, Netherlands (“Merck”), and Array Biopharma, Inc., having a place of business at 3200 Walnut Street Boulder, CO 80301 (“Company”). Merck and Company are each referred to herein individually as “Party” and collectively as “Parties”.
RECITALS
A.Merck holds intellectual property rights with respect to the Merck Compound (as defined below).
B.Company is developing the Company Compound (as defined below) for the treatment of certain tumor types.
C.Merck is developing the Merck Compound for the treatment of certain tumor types.
D.Merck desires to sponsor a clinical trial in which the Company Compound and the Merck Compound would be dosed concurrently or sequentially.
E.Merck and Company, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Merck Compound and the Company Compound for the Study (as defined below).
NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:
1.Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.
1.1.    “Affiliate” means, with respect to either Party, a firm, corporation or other entity that directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” (including, with the correlative meaning, “controlled by”) as used in this definition means (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (b) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.
1.2.    “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.
1.3.    “Alliance Manager” has the meaning set forth in Section 3.10.
1.4.    “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, and the processing and protection of personal and medical data, that may be in effect from time to time, including the U.S. Food, Drug, and Cosmetic Act and the regulations promulgated thereunder by the United States Food and Drug Administration (“FDA”), and those promulgated by national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.
1.5.    “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in Boulder, Colorado or New York, New York are authorized or required by law to be closed.
1.6.    “cGMP” means the current Good Manufacturing Practices regulations, rules, or binding guidance issued by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.
1.7.    “Clinical Data” means all data (including raw data) and results collected or generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of performance of the Study by or on behalf of each Party; provided, however, that Clinical Data does not include Sample Testing Results.
1.8.    “Clinical Quality Agreement” has the meaning set forth in Section 8.2.
1.9.    “CMC” means “Chemistry Manufacturing and Controls” as such term of art is used in the pharmaceutical industry.
1.10.    “Combination” means the use or method of using the Company Compound and the Merck Compound as individual formulations in concomitant or sequential administration.
1.11.    “Company” has the meaning set forth in the preamble.
1.12.    “Company Background Patents” has the meaning set forth in Section 10.5.1.
1.13.    “Company Class Compound” means any small or large molecule that [ * ].
1.14.    “Company Compound” means Binimetinib (MEK 162), excluding, for clarity, any generic version of MEK 162 other than a generic version Controlled by Company or its Affiliate.
1.15.    “Company Inventions” has the meaning set forth in Section 10.2.
1.16.    “Compounds” means the Company Compound and the Merck Compound. A “Compound” means either the Company Compound or the Merck Compound, as applicable.
1.17.    “Confidential Information” means any information, Know-How or other confidential or proprietary information or materials furnished to one Party (“Receiving Party”) by the other Party (“Disclosing Party”) pursuant to this Agreement, except to the extent that such information or materials: (a) was already known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (e) was subsequently developed by or on behalf of the Receiving Party or any of its Affiliates without use of the Disclosing Party’s Confidential Information, as demonstrated by competent evidence.
1.18.    “Continuing Party” has the meaning set forth in Section 10.1.3.
1.19.    “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license or other rights to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
1.20.    “CTA” has the meaning set forth in the definition of IND.
1.21.    “Data Sharing and Sample Testing Schedule” means the schedule attached hereto as Schedule I.
1.22.    “Defending Party” has the meaning set forth in Section 14.2.3.
1.23.    “Delivery” with respect to the Merck Compound has the meaning set forth in Section 8.4.1, and with respect to the Company Compound, the meaning set forth in Section 8.4.2.
1.24.    “Direct Manufacturing Costs” has the meaning set forth in Section 6.11.
1.25.    “Disclosing Party” has the meaning set forth in the definition of Confidential Information.
1.26.    “Disposition Package” has the meaning set forth in Section 8.8.1.
1.27.    “Dispute” has the meaning set forth in Section 21.1.
1.28.    “Effective Date” has the meaning set forth in the preamble.
1.29.    “EMA” has the meaning set forth in the definition of Applicable Law.
1.30.    “Exclusion List” has the meaning set forth in the definition of Violation.
1.31.    “FDA” has the meaning set forth in the definition of Applicable Law.
1.32.    “Filing Party” has the meaning set forth in Section 10.1.3.
1.33.    “Final Study Report” has the meaning set forth in Section 3.11.
1.34.    “Force Majeure” has the meaning set forth Section 16.
1.35.    “GAAP” has the meaning set forth in Section 6.11.
1.36.    “GCP” means the Good Clinical Practices regulations, rules, and binding guidance issued by EMA, FDA and the International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.
1.37.    “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either of the Parties.
1.38.    “HIPAA” has the meaning set forth in the definition of Applicable Law.
1.39.    “IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States (such equivalent application, a “CTA”), including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.
1.40.    “Indemnifying Notice” has the meaning set forth in Section 14.2.3.
1.41.    “Indirect Manufacturing Costs” has the meaning set forth in Section 6.11.
1.42.    “Inventions” means all inventions and discoveries, whether or not patentable, that are made, conceived, or first actually reduced to practice by or on behalf of a Party or any of its Affiliates, or by or on behalf of the Parties or any of their Affiliates together, (i) in the design or performance of the Study or in the design or performance of any Phase III Study the Parties agree to conduct together pursuant to Section 3.14 (including, for clarity, any analysis conducted with respect thereto) or (ii) through use of unpublished Clinical Data.
1.43.    “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.10.
1.44.    “Joint Patent Application” has the meaning set forth in Section 10.1.3.
1.45.    “Joint Patent” has the meaning set forth in Section 10.1.3.
1.46.    “Jointly Owned Clinical Data” has the meaning set forth in Section 3.8.1.
1.47.    “Jointly Owned Invention” has the meaning set forth in Section 10.1.1.
1.48.    “Know-How” means any invention, innovation, improvement, development, discovery, computer program, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.
1.49.    “Liability” has the meaning set forth in Section 14.2.1.
1.50.    “Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.
1.51.    “Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Quality Agreement.
1.52.    “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.7.
1.53.    “Merck” has the meaning set forth in the preamble.
1.54.    “Merck Background Patents” has the meaning set forth in Section 10.5.2.
1.55.    “Merck Compound” means pembrolizumab, a humanized anti-human PD-1 monoclonal antibody, excluding, however, any biosimilar version of pembrolizumab other than a biosimilar version Controlled by Merck or its Affiliate.
1.56.    “Merck Inventions” has the meaning set forth in Section 10.3.
1.57.    “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, or similar application or submission for a marketing authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.
1.58.    “Non-Conformance” means, with respect to a given unit of Compound, (i) an event that deviates in any material respect from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or (ii) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3. Classification of the Non-Conformance is detailed in the Clinical Quality Agreement.
1.59.    “Non-Filing Party” has the meaning set forth in Section 10.1.3.
1.60.    “Other Party” has the meaning set forth in Section 14.2.3.
1.61.    “Opting-out Party” has the meaning set forth in Section 10.1.3.
1.62.    “Party” has the meaning set forth in the preamble.
1.63.    “PD-1 Antagonist” means any small or large molecule that blocks binding of PD-L1 and/or PD-L2 to PD-1.
1.64.    “Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental entity.
1.65.    “Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.
1.66.    “[ * ]” has the meaning set forth in Section 3.14.1.
1.67.    “[ * ]” has the meaning set forth in Section 3.14.2.
1.68.    “[ * ]” has the meaning set forth in Section 3.14.2.
1.69.    “Project Manager” has the meaning set forth in Section 3.10.
1.70.    “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the conduct of the Study, a synopsis of which is attached hereto as Appendix A.
1.71.    “Receiving Party” has the meaning set forth in the definition of Confidential Information.
1.72.    “Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals described in Section 2.3(c)) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, sale, promotion, importation and distribution of such Compound in the United States, Europe or any other jurisdictions.
1.73.    “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.
1.74.    “Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).
1.75.    “Related Agreements” means the Pharmacovigilance Agreement, the Clinical Quality Agreement and the agreement referenced in Section 4.3 (Financial Disclosure).
1.76.    “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.
1.77.    “SAEs” has the meaning set forth in Section 5.2.
1.78.    “Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.
1.79.    “Sample Testing” means the analyses to be performed by or on behalf of each Party using the applicable Samples, as described in the Data Sharing and Sample Testing Schedule.
1.80.    “Sample Testing Results” means those data (including raw data) and results collected or generated from the Sample Testing performed by or on behalf of a Party.
1.81.    “Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Clinical Quality Agreement.
1.82.    “Study” means the Phase Ib clinical trial described in the Protocol to evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the concomitant and/or sequenced administration of the combination of individual formulations of the Merck Compound and the Company Compound in patients with colorectal cancer (the “Indication”).
1.83.    “Study Completion” has the meaning set forth in Section 3.11.
1.84.    “Subcontractors” has the meaning set forth in Section 2.4.
1.85.    “Term” has the meaning set forth in Section 6.1.
1.86.    “Third Party” means any Person or entity other than Company, Merck or their respective Affiliates.
1.87.    “Toxicity & Safety Data” means all clinical adverse event information and/or patient-related safety data included in the Clinical Data, as more fully described in the Pharmacovigilance Agreement.
1.88.    “VAT” has the meaning set forth in Section 8.16.
1.89.    “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (1) convicted of any offense for which (A) exclusion by the U.S. Department of Health and Human Services Office of Inspector General (OIG) is mandated or permitted pursuant to 42 U.S.C. 1320a-7(a), (b), or (c) or (B) debarment is mandated or permitted pursuant to 21 U.S.C. 335a; or (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/), listed as having an active exclusion in the System for Award Management (http://www.sam.gov), or listed by any other US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs (the “Exclusions Lists”).
2.Scope of the Agreement.
2.1.    Generally. Each Party shall: (a) contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement; and (b) act in good faith in performing its obligations under this Agreement and each Related Agreement to which it is a Party.
2.2.    Manufacturing Delay. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that it reasonably believes is likely to adversely affect supply of its Compound as contemplated by this Agreement.
2.3.    Compound Commitments.
(a)Company agrees to Manufacture and supply the Company Compound for purposes of the Study in accordance with Article 8, and Company hereby represents and warrants to Merck that, at the time of Delivery of the Company Compound, such Company Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Company Compound; (ii) the Clinical Quality Agreement; and (iii) all Applicable Law including cGMP and Applicable Laws with respect to health and safety of subjects enrolled in the Study.
(b)Merck agrees to Manufacture and supply the Merck Compound for purposes of the Study in accordance with Article 8, and Merck hereby represents and warrants to Company that, at the time of Delivery of the Merck Compound, such Merck Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the Merck Compound; (ii) the Clinical Quality Agreement; and (iii) all Applicable Law, including cGMP and Applicable Laws with respect to health and safety of subjects enrolled in the Study.
(c)Without limiting the foregoing, each Party is responsible for obtaining all approvals from the applicable Regulatory Authorities (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Merck shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).
2.4.    Delegation of Obligations. Each Party shall have the right to delegate any portion of its obligations hereunder as follows: (a) to such Party’s Affiliates; (b) to contract research organizations or other Third Parties that as of the Effective Date are conducting clinical trials of such Party’s Compound and are set forth in the Protocol as performing such Study activities, or that are conducting Sample Testing for such Party; (c) without restriction to the extent related to the Manufacture of such Party’s Compound; and (d) upon the written consent of the other Party. Any and all Third Parties to whom a Party delegates any of its obligations hereunder are referred to as “Subcontractors”. Notwithstanding any delegation of its obligations hereunder, each Party shall remain solely and fully liable for the performance of its Affiliates and Subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and Subcontractors performs such Party’s obligations pursuant to the terms of this Agreement, including the Appendices and Schedules attached hereto. Each Party shall be required to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and Subcontractors that are required to be provided to the other Party under this Agreement.
2.5.    Compounds. Except as expressly set forth in Section 3.14, this Agreement does not create any obligation on the part of Merck to provide the Merck Compound for any activities other than the Study, nor does it create any obligation on the part of Company to provide the Company Compound for any activities other than the Study.
3.    Conduct of the Study.
3.1.    Sponsor. Merck shall act as the sponsor of the Study under its existing IND for the Merck Compound with a Right of Reference to the IND of the Company Compound as further described in Section 3.4; provided, however, that in no event will Merck file a separate IND for the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests a separate IND for the Study the Parties shall meet and mutually agree on an approach to address such requirement.
3.2.    Performance. Merck shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.
3.3.    Debarred Personnel; Exclusion Lists. Notwithstanding anything to the contrary contained herein, neither Party shall employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible to participate in government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Each Party hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that each Party has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed the other Party if it or any of its officers or directors has been in Violation. Each Party shall notify the other Party in writing immediately if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing activities, function or capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements.
3.4.    Regulatory Matters. Merck shall: (a) obtain, prior to initiating the Study, all Regulatory Approvals required to conduct the Study from all Regulatory Authorities, ethics committees and/or institutional review boards with jurisdiction over the Study; and (b) follow all directives from any such Regulatory Authorities, ethics committees and/or institutional review boards. Company shall have the right (but not the obligation) to participate in any discussions with a Regulatory Authority regarding matters related to the Company Compound, and Merck shall provide the Company with reasonable prior written notice of each such discussion and a copy of all material communications with any Regulatory Authorities regarding matters related to the Company Compound and the Combination, if there is determined to be a potential impact on the Company Compound (and Merck shall allow Company to comment thereon, which comments Merck shall reasonably consider addressing; provided that Merck shall incorporate all such comments to the extent directed to the Company Compound). Each Party shall provide to the other, as necessary, a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to its Compound. Company shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Company Compound INDs (including CTAs) to provide CMC data access sufficient to support conduct of the Study. If Company’s CTA is not available in a given country, to support conduct of the Study, Company will file its CMC data with the Regulatory Authority for such country, referencing Merck’s CTA as appropriate (however, Merck shall have no right to directly access the CMC data).
3.5.    Documentation. Merck shall maintain records (including all reports and related documentation) in sufficient detail and good scientific manner (including for patent and regulatory purposes) and in compliance with Applicable Law, which records shall reflect all work done and results achieved in the Study. Merck shall provide to Company all Study information and documentation reasonably requested by Company to enable Company to (a) comply with Applicable Laws (including any of its legal and/or regulatory obligations) and/or its contractual obligations, or any request by any Regulatory Authority, related to the Company Compound or the Study and (b) determine whether the Study (including any related analysis) has been performed in accordance with this Agreement.
3.6.    Copies. Merck shall provide to Company copies of all Clinical Data, in electronic form or other mutually agreeable alternate form and on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines; provided, however, that a complete copy of the Clinical Data shall be provided to Company no later than thirty (30) days following Study Completion or ninety (90) days following termination of this Agreement, whichever is earlier. Merck shall ensure that all patient authorizations and consents required under HIPAA, the EU Data Protection Directive or any other Applicable Law in connection with the Study permit such sharing of Clinical Data with Company.
3.7.    Samples.
(a)Each Party shall use the Samples only for the Sample Testing and each Party shall conduct the Sample Testing solely in accordance with the Data Sharing and Sample Testing Schedule and the Protocol; provided that, for clarity, in no event shall Company be required to conduct any Sample Testing. To the extent outlined in the Protocol or Data Sharing and Sample Testing Schedule, Merck shall provide Samples for Company Compound testing to Company, or its designated third party contractor, for processing and testing (which processing and testing shall be performed in the Company’s sole discretion). Merck shall own all Sample Testing Results arising from Sample Testing related to the Merck Compound (but not the Company Compound or the Combination) performed by or on behalf of Merck. Merck shall provide to Company the Sample Testing Results for the Sample Testing conducted by or on behalf of Merck, in electronic form or other mutually agreeable alternate form, to the extent specified on the Data Sharing and Sample Testing Schedule and on the timelines specified in the Data Sharing and Sample Testing Schedule or as otherwise mutually agreed. Merck will be responsible for exploratory PD-L1 protein measurements in tumor by immunohistochemistry (IHC) and will share results with Company under the Data Sharing and Sample Testing Schedule consistent with the following: (i) Merck will share only categorical results of PD-L1 staining (typically “negative” or “positive”; occasionally “negative,” “weak positive,” or “strong positive”) according to the scoring method of the assay used; (ii) Merck will not share images (stained or otherwise) and raw scores.
(b)Company shall own all Sample Testing Results arising from Sample Testing exclusively related to the Company Compound (but not the Merck Compound or the Combination). Company shall provide to Merck the Sample Testing Results for the Sample Testing conducted by or on behalf of Company, in electronic form or other mutually agreeable alternate form, to the extent specified on the Data Sharing and Sample Testing Schedule and on the timelines specified in the Data Sharing and Sample Testing Schedule or as otherwise mutually agreed.
(c)Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party may use and disclose the Sample Testing Results owned by the other Party only for the purposes of (i) seeking Regulatory Approval for the use of its respective Compound in the Combination and (ii) filing and prosecuting patent applications for Jointly Owned Inventions and enforcing any Joint Patents in accordance with Article 10.
3.8.    Ownership and Use of Clinical Data.
3.8.1.    All Clinical Data, including raw data and results, generated under this Agreement shall be jointly owned by Company and Merck (the “Jointly Owned Clinical Data”), with each Party having an undivided one-half interest. Without additional compensation, Merck hereby assigns, and shall cause its Affiliates and Subcontractors to assign, to Company an undivided one-half interest in, to and under the Jointly Owned Clinical Data. Without additional compensation, Company hereby assigns, and shall cause its Affiliates and Subcontractors to assign, to Merck an undivided one-half interest n, to and under the Jointly Owned Clinical Data. Prior to the completion of any such assignment, and if any such assignment cannot occur because such assignment is precluded by law, the Party with the obligation to assign its right, title and interest in, to and under any applicable Clinical Data hereby grants the other Party, with respect to the Jointly Owned Clinical Data, an exclusive (except as to the other Party), perpetual, irrevocable, worldwide license, with the right to grant sublicenses and to assign its license rights (subject to Section 3.8.2) to the Jointly Owned Clinical Data to any Person, without the consent of the granting Party and without any accounting to such Party. Merck shall maintain the Clinical Data in its internal database; provided, however, that at all times during the Term, Merck shall grant Company access to such Clinical Data.
3.8.2.    Notwithstanding the foregoing, before publication of the Jointly Owned Clinical Data in accordance Article 12, neither Party may disclose the Jointly Owned Clinical Data publicly or to a Third Party without the prior written consent of the other Party and each Party’s use of Clinical Data is restricted to: (1) seeking Regulatory Approval for use of such Party’s Compound in the Combination; (2) prosecution and enforcement of Jointly Owned Inventions, with respect to Merck, the Merck Inventions, and, with respect to Company, the Company Inventions, in each case, pursuant to this Agreement; (3) conducting research and additional clinical trials for the Combination; and (4) research and development of its own Compound. The foregoing shall not limit or restrict either Party’s ability to (A) use or disclose the Jointly Owned Clinical Data as may be necessary to comply with Applicable Law or with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting, (B) share with Third Parties or Affiliates Toxicity and Safety Data where because of severity, frequency or lack of reversibility either Party needs to use such Toxicity and Safety Data with respect to its own Compound or the Combination to ensure patient safety, or (C) use or disclose the Jointly Owned Clinical Data to a third party collaborator who has been engaged by the disclosing Party to support development or commercialization of such disclosing Party’s Compound, but only if such third party collaborator [ * ]. Such third party collaborator must agree to be subject to the confidentiality and use restrictions set forth in this Agreement. Uses of the unpublished Jointly Owned Clinical Data are limited solely to those uses expressly set forth in this Agreement, and all other uses by or on behalf of a Party or its Affiliates shall require the prior written consent of the other Party. For clarity, and notwithstanding anything to the contrary herein, (1) Merck hereby consents to disclosure by or on behalf of the Company of the unpublished Jointly Owned Clinical Data to Pierre Fabre Medicament SA (“PFD”); provided, that, prior to sharing such unpublished Jointly Owned Clinical Data with PFD, PFD will be subject to non-use and confidentiality provisions regarding such Jointly Owned Clinical Data as stringent (including those set forth in Section 3.8 of this Agreement) as those set forth herein and (2) nothing herein shall be construed as granting Merck or Company any right or license, whether expressly or impliedly, to make, have made, use, sell, offer for sale, import or export the Company Compound or the Merck Compound, respectively.
3.9.    Regulatory Submission. It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain label changes for the Compounds, and each Party may propose a subsequent study or Study expansion in connection therewith.
3.10.    Joint Development Committee.
3.10.1.    The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of Merck and Company, (each Party’s representatives shall collectively have one (1) vote for all matters to be considered by the JDC pursuant to the terms hereof, which matters shall require unanimity), which shall have responsibility for overseeing all regulatory and other activities with respect to conducting the Study under, and pursuant to, this Agreement and such other matters to the extent expressly set forth herein. Each Party shall designate a project manager (the “Project Manager”), who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Study. Each Party shall select its respective JDC members; provided that each JDC member shall have appropriate seniority and experience to serve on the JDC. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the reasonable request of either Party, to provide an update on the progress of the Study. The JDC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Prior to any such meeting, Merck’s Project Manager shall provide an update in writing to Company’s Project Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall not be a member of the JDC and shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention of the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may change its JDC members, Alliance Manager and Project Manager from time to time; provided that it provides written notice to the other Party and the selected replacement satisfies those qualifications (if any) set forth in this Section.
3.10.2.    The Parties’ respective Alliance Managers shall alternate responsibility for preparing and circulating definitive minutes of each JDC meeting, which minutes shall provide a reasonably detailed description of the discussions, including a list of material decisions made, material issues not resolved, and action items. The Parties shall reasonably cooperate to complete and agree upon a final version of meeting minutes within ten (10) Business Days from the date of the relevant meeting.
3.10.3.    The representatives of the JDC shall attempt in good faith to reach consensus on all matters properly before the JDC. In the event that the JDC is unable to unanimously agree on such a matter within twenty (20) Business Days of such matter being brought to the JDC’s attention, then either Party may provide written notice referring such issue for resolution to the Vice President of Clinical Oncology for Merck and the Chief Medical Officer for Company (collectively, the “Executive Officers”). In the event that the Executive Officers, after good faith efforts, do not reach consensus within twenty (20) Business Days of written notice referring such issue to the Executive Officers: (a) Merck shall have final decision-making authority with respect to issues to the extent exclusively related to Merck Compound; (b) Company shall have final decision-making authority with respect to issues to the extent exclusively related to Company Compound; and (c) all other matters shall be resolved in accordance with Section 21. Notwithstanding anything to the contrary herein, the JDC shall not have the ability to amend this Agreement or any of the Related Agreements.
3.11.    Interim and Final Study Report. Merck shall update the JDC on any interim Study analysis and interim Study data, including by providing electronic draft copies of any interim Study reports and analysis if prepared by Merck. Merck shall provide Company with an electronic draft of the final study report (including any statistical analysis in accordance with the statistical analysis plan) promptly following Study Completion. Company shall have thirty (30) days after receipt of such draft final study report to provide comments thereon. Merck shall consider in good faith any comments provided by Company on the draft final study report, shall not include any statements relating to the Company Compound that have not been approved by Company, and shall reasonably accept all comments provided by Company to the extent relating to the Company Compound. Merck shall deliver to Company a final version of the final study report promptly following finalization thereof (the “Final Study Report”). “Study Completion” shall occur upon final database lock of the Study results.
3.12.    Relationship. Except as expressly set forth in this Agreement, nothing in this Agreement shall: (a) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area; or (b) create an exclusive relationship between the Parties with respect to any Compound. Each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including Company Class Compound or PD-1 Antagonists, provided that the Clinical Data, Confidential Information, Jointly Owned Inventions and Sample Testing Results are not used or disclosed in connection therewith in violation of this Agreement.
3.13.    Licensing. Nothing in this Agreement shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party its Compound and the related Clinical Data, Confidential Information, Jointly Owned Inventions or Sample Testing Results; provided, however, that in the case of any such license, assignment or transfer of any Clinical Data, the other Party's Confidential Information, Jointly Owned Inventions or the other Party's Sample Testing Results, the licensee, assignee or transferee shall agree in writing to be bound by the terms of this Agreement with respect to such Clinical Data, Confidential Information, Jointly Owned Inventions or Sample Testing Results. For purposes of clarity, any assignment or transfer of this Agreement must comply with Section 18 of this Agreement.
3.14.    Subsequent Study.
3.14.1.    During either (i) the [ * ] and for a period of [ * ] thereafter, or (ii) the term of the Agreement and for a period of [ * ] thereafter, whichever is sooner, either Party shall have the option to propose amending this Agreement and the Related Agreements or entering into a new agreement for the purpose of an expansion of the Study to [ * ] (the “[ * ]”).
3.14.2.    The Parties shall discuss in good faith any such proposal, but will have no obligation to agree to move forward with the [ * ]. The terms of an agreement or amendment governing [ * ] (a “[ * ]”) will contain substantially similar ownership and use of clinical data and intellectual property terms as are set forth in this Agreement. Any proposal to collaborate on [ * ] shall include details related to which Party would sponsor such Study, a full and final protocol, how costs would be shared, and, if costs are shared, a budget (“[ * ]”). Any [ * ]shall be sent by the proposing Party to the other Party at least three (3) months prior to the proposed initiation of such [ * ]. In such case, the Parties shall discuss in good faith any such proposal, but will have no obligation to commit to the [ * ]. In any event, prior to[ * ].
4.    Protocol and Certain Other Documents.
4.1.    Protocol. A synopsis of the initial Protocol has been agreed to by the Parties as of the Effective Date and is attached hereto as Appendix A. Merck shall (a) provide a draft of the Protocol and the statistical analysis plan (and any subsequent revisions and amendments thereof) to Company for Company’s review and comment, (b) consider in good faith any changes to the draft of the Protocol and statistical analysis plan requested by Company, and (c) notwithstanding the foregoing subsection (b), incorporate any changes requested by Company with respect to Company Compound. The Protocol, the statistical analysis plan, and any amendments thereto shall be finalized with the approval of the JDC, subject to each Party’s decision-making rights as set forth herein. Notwithstanding the foregoing, to the extent there is a disagreement between the Parties’ respective representatives on the JDC regarding the contents of the Protocol, the statistical analysis plan, or any amendment thereto, Merck shall have final decision-making authority if such dispute is not resolved following escalation to the Executive Officers in accordance with Section 3.10; provided, however, that any material changes to any draft of the Protocol (other than material changes relating solely to the Merck Compound) from the draft of the Protocol previously provided to Company, any material changes to the approved final Protocol (other than material changes relating solely to the Merck Compound), and any changes to any draft of the Protocol or approved final Protocol (whether or not material) relating to the Company Compound (including with respect to the quantities and/or presentations of Company Compound to be provided for the Study and/or the timing for Delivery thereof), shall require Company’s prior written consent. Any such proposed changes will be sent in writing to Company’s Project Manager and Company’s Alliance Manager. Company will provide such consent, or a written explanation for why such consent is being withheld, within fifteen (15) Business Days after Company receives a copy of Merck’s requested changes, provided, that if Company fails to provide such written explanation within such 15 Business Day period, then Company shall be deemed to have consented to such change or changes.
4.1.1.    Notwithstanding anything to the contrary contained herein, Merck, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Merck Compound and shall have the final decision on all matters relating to the Merck Compound (including quantities of Merck Compound to be supplied pursuant to Article 8) and any information regarding the Merck Compound included in the Protocol and the statistical analysis plan related thereto.
4.1.2.    Notwithstanding anything to the contrary contained herein, Company, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Company Compound and shall have the final decision on all matters relating to the Company Compound (including quantities of Company Compound to be supplied pursuant to Article 8) and any information regarding the Company Compound included in the Protocol and the statistical analysis plan related thereto.
4.2.    Informed Consent. Merck shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples in Sample Testing) in consultation with Company (it being understood and agreed that the portion of the informed consent form relating to the Sample Testing of the Company Compound shall be provided to Merck by Company). Any proposed changes to such form that relate to the Company Compound, including Sample Testing of the Company Compound, shall be subject to Company’s prior written consent. Any such proposed changes will be sent in writing to Company’s Project Manager and Company’s Alliance Manager. Company will provide such consent, or a written explanation for why such consent is being withheld, within fifteen (15) Business Days after Company receives a copy of Merck’s requested changes, provided, that if Company fails to provide such written explanation within such 15 Business Day period, then Company shall be deemed to have consented to such change or changes.
4.3.    Financial Disclosure. Merck will (a) track and collect financial disclosure information from all “clinical investigators” involved in the Study and (b) prepare and submit the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. Prior to the initiation of clinical activities under the Study, but in any event within 60 days after the Effective Date, the Parties shall determine, in writing, whether Merck will track and collect from all “clinical investigators” involved in the Study separate certification and/or disclosure forms for each of Merck and Company or one (1) “combined” certification and/or disclosure form for both Merck and Company. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.
4.4.    Transparency Reporting.
4.4.1.    With respect to any annual reporting period in which Company is not an entity that is required to make a Transparency Report under Applicable Law, Company will: (a) notify Merck, in writing, within thirty (30) days after the commencement of such reporting period that Company is not so required; and (b) during such reporting period Company will track and provide to Merck data regarding “indirect” payments or other transfers of value by Company to health care professionals to the extent such payments or other transfers of value were required, instructed, directed or otherwise caused by Merck pursuant to this Agreement in the format requested by Merck and provided on a basis to be agreed upon by both Parties. Company represents and warrants that any data provided by Company to Merck pursuant to Section 4.4.1(b) above will be complete and accurate to the best of Company’s knowledge.
4.4.2.    With respect to any annual reporting period in which Company is required to make a Transparency Report under Applicable Law, Company will provide to Merck, in writing, Company’s point of contact for purposes of receiving information from Merck pursuant to this Section 4.4, along with such contact’s full name, email address, and telephone number. Company may update such contact from time to time by notifying Merck in writing pursuant to Section 22 (Notices). Where applicable, Merck will provide to such Company contact all information regarding the value of the Merck Compound provided for use in the Study required for such reporting. In the event that the value of the Merck Compound provided pursuant to this Section 4.4.2 changes, Merck shall notify Company of such revised value and the effective date thereof.
4.4.3.    For purposes of this Section 4.4, “Transparency Report” means a transparency report in connection with reporting payments and other transfers of value made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with the Study in accordance with reporting requirements under Applicable Law, including, without limitation, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, or a Party’s applicable policies.
5.    Adverse Event Reporting.
5.1.    Pharmacovigilance Agreement. Merck will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the Study and related activities. The Parties will execute a pharmacovigilance agreement (“Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study, but in any event within sixty (60) days after the Effective Date, to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall control. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, monitoring, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Merck Compound and Company Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local, national, international and any other regulatory reporting obligations to Regulatory Authorities under Applicable Law.
5.2.    Transmission of SAEs. Pursuant to such Pharmacovigilance Agreement, Merck will transmit to Company all serious adverse events (“SAEs”) as follows:
5.2.1.    For Company Compound fatal and life-threatening SAEs, Merck will send processed CIOMS-1 forms (in English) within five (5) calendar days after receipt by Merck of such SAEs.
5.2.2.    For all other Company Compound SAEs, including non-drug-related fatal and life-threatening SAEs, Merck will send processed CIOMS-1 forms (in English) within seven (7) calendar days after receipt by Company of such SAEs.
6.    Term and Termination.
6.1.    Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until delivery of the Final Study Report or until terminated by either Party pursuant to this Article 6 (the “Term”).
6.2.    Company Termination Right for Safety. In the event that Company in good faith believes that the Company Compound is being used in the Study in an unsafe manner and notifies Merck in writing of the grounds for such belief, and Merck fails to promptly incorporate (subject to approval by applicable Regulatory Authorities or Institutional Review Boards) changes into the Protocol reasonably requested by Company to address such issue or to otherwise resolve such issue reasonably and in good faith, Company may terminate this Agreement and the supply of the Company Compound effective immediately upon written notice to Merck.
6.3.    Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for thirty (30) days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time to cure such breach; provided further, that if such material breach is incapable of cure, then the notifying Party may terminate this Agreement effective after the expiration of such thirty (30) day period.
6.4.    Mutual Termination Right for Patient Safety. If either Party reasonably determines in good faith, based on a review of the Clinical Data, Sample Testing Results or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, health or welfare, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such modifications; provided, however, that if the notifying Party, in its sole discretion, reasonably believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective immediately upon written notice to such other Party.
6.5.    Mutual Termination Right Due to Regulatory Action; Other Reasons. Either Party may terminate this Agreement upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound for purposes of the Study; provided that the Parties shall first meet to discuss the basis for such action or objection and how the Parties might address such matter. If, following conclusion of such discussions, or within ten (10) Business Days of such termination of supply, whichever is earlier, either Party reasonably concludes that the issue is not solvable or material additional costs and delays have been or will be incurred as a result of such issue, then such Party shall have the right to immediately terminate this Agreement upon written notice to the other Party. Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to withdraw any applicable Regulatory Approval for its Compound or to discontinue development of its Compound, for medical, scientific, legal or other reasons.
6.6.    Return of Company Compound. In the event that this Agreement is terminated, or in the event Merck remains in possession (including through any Affiliate or Subcontractor) of Company Compound at the time this Agreement expires, Merck shall, at Company’s sole discretion, promptly either return or destroy all unused Company Compound pursuant to Company’s instructions. If Company requests that Merck destroy the unused Company Compound, Merck will provide written certification of such destruction.
6.7.    Anti-Corruption. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.4 or breaches any representation or warranty contained in Section 13.4. Except as set forth in Section 6.11, the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7.
6.8.    Survival. The provisions of Sections 3.4 through 3.9 (inclusive), 3.14 (for the period of time set forth in such Section), 4.3, 4.4, 6.6, 6.7 (second sentence) through 6.11 (inclusive), 8.11, 8.14 through 8.16 (inclusive), 10.1-10.4, 12.2, 13.4.6, 14.2, and 14.3, and Articles 1, 5, 9, 11 through 12 (inclusive), 15, 17 through 25 (inclusive) shall survive the expiration or termination of this Agreement.
6.9.    No Prejudice. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.
6.10.    Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the Receiving Party by the Disclosing Party; provided, however that the Receiving Party may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the prior written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.
6.11.    Manufacturing Costs. In the event of termination pursuant to Sections 6.3 or 6.7 above, the terminating Party shall be entitled to reimbursement by the other Party for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as defined herein) incurred by the terminating Party for its Compound Delivered for the Study. “Direct Manufacturing Costs” shall be calculated consistent with Generally Accepted Accounting Principles (“GAAP”) and include manufacturing fees, raw materials, direct labor, freight and duty, and factory overhead costs that can be directly attributed to the Compound, including but not limited to equipment maintenance and repair, supplies, ongoing stability program costs, other plant services, indirect labor and depreciation on direct capital assets. “Indirect Manufacturing Costs” shall be calculated consistent with GAAP and include allocations of indirect factory overhead and site support costs, including but not limited to utilities, quality, planning, engineering, maintenance, safety, site science and technology, and depreciation on indirect capital assets, procurement, warehousing, and corporate services. Allocations shall be based on each Compound’s utilization relative to a Manufacturing Site’s total manufacturing activity.
7.    Costs of Study. The Parties agree that: (a) Company shall provide the Company Compound for use in the Study, as described in Article 8 below; (b) each Party will be responsible for its own internal costs and expenses to support its obligations hereunder with respect to the Study and the costs of any Sample Testing conducted by such Party in connection with the Study; and (c) Merck shall bear all other costs associated with the conduct of the Study, including that Merck shall provide the Merck Compound for use in the Study, as described in Article 8 below. For the avoidance of doubt, Merck will not be required to reimburse Company for any costs or expenses incurred by Company or its Affiliates in connection with the Study (except as provided in Section 6.11) and Company will not be required to reimburse Merck for any costs or expenses incurred by Merck or its Affiliates in connection with the Study (except as provided in Section 6.11).
8.    Supply and Use of the Compounds.
8.1.    Supply of the Compounds. Subject to the terms and conditions of this Agreement, each of Company and Merck will use commercially reasonable efforts to supply, or cause to be supplied, at no cost to the other Party, the quantities of its respective Compound as are set forth in Appendix B, on the timelines set forth in Appendix B, in each case for use in the Study. If the Protocol is changed in accordance with Section 4 in such a manner that may affect the quantities of Compound to be provided or the timing for providing such quantities, the Parties shall amend Appendix B to reflect any changes required to be consistent with the Protocol. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying its Compound in material compliance with the terms of this Agreement and fails to cure such breach in accordance with those cure provisions set forth in Section 6.3, or is allocating under Section 8.10, in addition to and without limiting any other remedies hereunder or otherwise available, then the other Party shall have no obligation to supply its Compound, or may allocate proportionally, respectively.
8.2.    Clinical Quality Agreement. No later than forty five (45) days from the Effective Date of this Agreement, but in any event before any supply is delivered under this Agreement, the Parties shall enter into a quality agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in the Study (“Clinical Quality Agreement”). In the event of any inconsistency between the terms of this Agreement and the Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things: (i) detail classification of any Compound found to have a Non-Conformance; (ii) include criteria for Manufacturer’s Release and related certificates and documentation; (iii) include criteria and timeframes for acceptance of Merck Compound; (iv) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (v) include provisions governing the recall of Compounds.
8.3.    Minimum Shelf Life Requirements. Each Party shall use commercially reasonable efforts to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.
8.4.    Provision of Compounds.
8.4.1.    Company will deliver the unlabeled Company Compound DAP (INCOTERMS 2010) to Merck’s, or its designee’s, location as specified by Merck (“Delivery” with respect to such Company Compound). Title and risk of loss for the Company Compound shall transfer from Company to Merck at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Company Compound (including shipment to clinical trial sites) shall be borne by Merck. Merck will, or will cause its designee to: (i) take delivery of the unlabeled Company Compound supplied hereunder; (ii) perform the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement; (iii) subsequently label and pack the Company Compound (in accordance with Section 8.5), and promptly ship the Company Compound to the Study sites for use in the Study, in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement; and (iv) provide, from time to time at the reasonable request of Company, the following information: any applicable chain of custody forms, in-transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by Company, and usage and inventory reconciliation documentation related to the Company Compound.
8.4.2.    Merck is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Merck Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Merck Compound supplied hereunder. Merck shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Merck Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.
8.5.    Labeling and Packaging; Use, Handling and Storage.
8.5.1.    The Parties’ obligations with respect to the labeling and packaging of the Compounds shall be as set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, Company shall provide the Company Compound to Merck in the form of unlabeled bottles, and Merck shall be responsible for labeling, secondary packaging and leafleting such Company Compound in accordance with the terms and conditions of the Clinical Quality Agreement and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections (and promptly following Company’s request, Merck shall provide Company with representative samples of such labeling (i.e. clinical label proof), packaging (i.e. component specifications), and leafleting (if applicable) for Company’s review).
8.5.2.    Merck shall: (i) use the Company Compound solely for purposes of performing the Study in accordance with the terms hereof; (ii) not use the Company Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (iii) label, use, store, transport, handle and dispose of the Company Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all instructions of Company with respect thereto. Notwithstanding anything to the contrary herein, Merck shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Company Compound, and in particular shall not analyze the Company Compound by physical, chemical or biochemical means except to the extent expressly described in and necessary to perform its obligations under the Clinical Quality Agreement.
8.6.    Product Specifications. A certificate of analysis shall accompany each shipment of the Company Compound to Merck. Upon request, Merck shall provide Company with a certificate of analysis covering each shipment of Merck Compound used in the Study.
8.7.    Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site, provided that such changes shall be in accordance with the Clinical Quality Agreement.
8.8.    Product Testing; Noncompliance.
8.8.1.    After Manufacturer’s Release. After Manufacturer’s Release of the Company Compound and concurrently with Delivery of the Compound to Merck, Company shall provide Merck with such certificates and documentation as are described in the Clinical Quality Agreement (“Disposition Package”). Merck shall, within the time defined in the Clinical Quality Agreement, perform with respect to the Company Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement. Merck shall be solely responsible for taking all steps necessary to determine that Merck Compound or Company Compound, as applicable, is suitable for release before making such Merck Compound or Company Compound, as applicable, available for human use, and Company shall provide cooperation or assistance as reasonably requested by Merck in connection with such determination with respect to the Company Compound. Merck shall be responsible for storage and maintenance of the Company Compound until it is tested and/or released, which storage and maintenance shall be in compliance with (a) the Specifications for the Company Compound, the Clinical Quality Agreement and Applicable Law and (b) any specific storage and maintenance requirements as may be provided by Company from time to time. Merck shall be responsible for any failure of the Company Compound to meet the Specifications to the extent caused by shipping, storage, handling or other conditions or circumstances after Delivery to Merck hereunder.
8.8.2.    Non-Conformance.
(a)In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.8.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8.3.
(b)In the event that any proposed or actual shipment of the Company Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Merck, then unless otherwise agreed to by the Parties, Company shall replace such Company Compound as is found to have a Non-Conformance (with respect to Company Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Merck with respect to any Company Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Company Compound as set forth in this Section 8.8.2(b) if such Company Compound has not yet been administered in the course of performing the Study, or (ii) if such Company Compound has been administered in the course of performing the Study, indemnification under and subject to Section 14.2.2 (to the extent applicable) and termination of this Agreement pursuant and subject to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, Merck shall not be deemed to be waiving any rights under Section 8.15. In the event Company Compound is lost or damaged by Merck after Delivery, Company shall provide additional Company Compound (if available for the Study) to Merck; provided that Merck shall reimburse Company for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as such terms are defined in Section 6.11) of such replaced Company Compound; and provided further that except as set forth in the foregoing clause, Company shall have no obligation to provide replacement Company Compound for any Company Compound supplied hereunder other than such Company Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Merck.
(c)Notwithstanding anything to the contrary herein, Merck shall be responsible for, and Company shall have no obligation or liability with respect to, any Merck Compound supplied hereunder that is found to have a Non-Conformance. Merck shall replace any Merck Compound as is found to have a Non-Conformance (with respect to Merck Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Company with respect to any Merck Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) if such Merck Compound has not yet been administered in the course of performing the Study, replacement of such Merck Compound as set forth in this Section 8.8.2(b), or (ii) if such Merck Compound has been administered in the course of performing the Study, indemnification under Section 14.2.1 (to the extent applicable), and termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein); provided that, for clarity, Company shall not be deemed to be waiving any rights under Section 8.15.
8.8.3.    Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Merck shall be resolved in accordance with the provisions of the Clinical Quality Agreement.
8.9.    Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.
8.10.    Shortage; Allocation. In the event that a Party’s Compound is in short supply such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) allocate to the other Party an amount of Compound at least proportionate to the total amount of the Compound shipments hereunder expected to be impacted by the shortage divided by the total demand for the Compound for the impacted time period.
8.11.    Records; Audit Rights. Merck shall keep complete and accurate records pertaining to its use and disposition of Company Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of Company, shall make such records open to review by Company solely for the purpose of conducting investigations for the determination of Company Compound safety and/or efficacy and Merck’s compliance with this Agreement with respect to the Company Compound.
8.12.    Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Clinical Quality Agreement in addition to the relevant quality provisions of this Agreement.
8.13.    Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.
8.14.    Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.
8.15.    Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.
8.16.    VAT. It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 8.16(b), where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable.  Each Party agrees that it shall provide to the other Party any information and copies of any documents within its Control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

9.	Confidentiality.
9.1.    Confidential Information. Subject to Section 13.4.8, Company and Merck agree to hold in confidence any Confidential Information provided by or on behalf of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement or exercising its rights, in each case, to the extent expressly provided for hereunder. Without limiting the foregoing, the Receiving Party may not, without the prior written permission of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent reasonably necessary (i) if required by Applicable Law; (ii) to patent authorities in connection with filing and prosecuting patents to the extent permitted hereunder; (iii) to its Affiliates, employees, agents and independent contractors, in each case, on a need-to-know basis and solely in connection with exercise of its rights (including furthering the development, manufacture or commercialization of the Receiving Party’s respective Compound as permitted by the terms of this Agreement) or performance of its obligations hereunder; and in each case of subsection (i) and (ii), provided that the Receiving Party shall provide reasonable advance notice to the Disclosing Party before making such disclosure to the extent reasonably practicable, and with respect to disclosures pursuant to the foregoing subsection (i), the Receiving Party shall use reasonable efforts, and reasonably cooperate with the Disclosing Party, to secure confidential treatment and if available, an appropriate protective order and only furnish that Confidential Information that it is advised by counsel that it is legally required to furnish. For the avoidance of doubt, Merck may, without Company’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Merck on the Study, in each case to the extent necessary for the performance of the Study and provided that such Persons (other than governmental entities), and those Persons to whom Confidential Information is disclosed pursuant to subsections (ii) through (iii) in this Section 9.1, are bound by an obligation of confidentiality at least as stringent as the obligations contained herein.
9.2.    Inventions. For clarity: (i) Inventions that constitute Confidential Information and are jointly owned by the Parties, shall constitute the Confidential Information of both Parties and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12; and (ii) Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10, 11 and 12 and Section 9.1.
9.3.    Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled by and on behalf of each Party in accordance with all Applicable Laws and such Party’s policies, rules and procedures with respect to data protection and privacy applicable to such data.

10.	Intellectual Property.
10.1.    Joint Ownership and Prosecution.
10.1.1.     All rights to all Inventions relating to, or covering, the combined use of the Company Compound and the Merck Compound that are not Merck Inventions or Company Inventions (each a “Jointly Owned Invention”) shall be owned jointly by Company and Merck, with each Party holding an undivided one-half interest therein. Merck hereby assigns, and shall cause its Affiliates, Subcontractors and sublicensees to assign, to Company an undivided one-half in, to and under the Jointly Owned Inventions that are invented or created by or on behalf of Merck, any of its Affiliates or by Persons having an obligation to assign such rights to Merck. Company hereby assigns, and shall cause its Affiliates, Subcontractors and sublicensees to assign, to Merck an undivided one-half interest in, to and under any Jointly Owned Inventions that are invented or created by or on behalf of Company or by Persons having an obligation to assign such rights to Company. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned Invention in such countries: (i) Merck hereby grants, and shall cause its applicable Affiliates to grant, to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Merck’s right, title and interest in and to all Jointly Owned Inventions, and all related Joint Patents, to use such Inventions and intellectual property in accordance with the terms of this Agreement; and (ii) Company hereby grants, and shall cause its applicable Affiliates to grant, to Merck a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Company’s right, title and interest in and to all Jointly Owned Inventions, and all related Joint Patents, to use such Inventions and intellectual property in accordance with the terms of this Agreement. For clarity, the terms of this Agreement do not provide Company or Merck with any rights, title or interest or any license to the other Party’s intellectual property (other than intellectual property with respect to the Jointly Owned Inventions) except to the extent necessary to conduct the Study, subject to the terms in, and to the extent expressly provided, under this Agreement, including as set forth in Section 10.5.
10.1.2.    Each Party shall have the right to freely exploit each Jointly Owned Invention both within and outside the scope of the Study, without accounting to or any other obligation to the other Party; provided, however, that [ * ] and[ * ], provided, further, that the foregoing prohibitions shall not apply to publicly available information that is not claimed in a patent or patent application filed pursuant to this Agreement so long as such information was not made publicly available in violation of the terms of this Agreement.
10.1.3.    Promptly following the Effective Date, but in any event as soon as practicable after the discovery of a Jointly Owned Invention, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise. In particular, the Parties shall discuss which Party (such Party, the “Responsible Party”) will file, and prosecute a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”), and maintain any patent which issues therefrom (each, a “Joint Patent”) and unless otherwise agreed by the Parties, the Responsible Party shall appoint counsel that is mutually acceptable to the Parties. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications and any corresponding Joint Patents. In the event that one Party (the “Filing Party”) wishes the Responsible Party to file a patent application for a Jointly Owned Invention and the other Party (the “Non-Filing Party”) does not want the Responsible Party to file a patent application for such Jointly Owned Invention or does not want the Responsible Party to file in a particular country, the Non-Filing Party shall execute in a timely manner and at the Filing Party’s reasonable expense an assignment of such Jointly Owned Invention, and any intellectual property rights with respect thereto, to the Filing Party (in such country or all countries, as applicable) and any additional documents as may be reasonably necessary to allow the Filing Party to file and prosecute such patent application. If a Party (the “Opting-out Party”) wishes the Responsible Party to discontinue the prosecution and maintenance (or sharing in the costs with respect thereto) of a Joint Patent Application or Joint Patent (in one or more countries), the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute in a timely manner and at the Continuing Party’s reasonable expense an assignment of such Joint Patent Application or Joint Patent to the Continuing Party (in such country or all countries, as applicable) and any additional documents as may be necessary to allow the Continuing Party to prosecute and maintain such Joint Patent Application or Joint Patent. Any Jointly Owned Invention, Joint Patent Application or Joint Patent so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), shall no longer be considered jointly owned, and the Non-Filing Party or Opting-out Party (as applicable) shall have no right to practice under such Joint Patent Application or Joint Patent in the applicable country or countries.
10.1.4.    Except as expressly provided in Section 10.1.3 and in furtherance and not in limitation of Section 9.1, each Party agrees to file no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.
10.1.5.    Patent Enforcement.
(a)Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation, other violation, or challenge to the validity, scope or enforceability, by a Third Party of any Joint Patents or Jointly Owned Inventions of which it becomes aware ("Third Party Infringement").
(b)Company shall have the first right (but not the obligation) to initiate legal action to enforce the Joint Patents and Jointly Owned Inventions against Third Party Infringement by any Third Party, where such Third Party Infringement results from the development or sale of a product that includes a Company Class Compound but not a PD-1 Antagonist or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Company fails to initiate or defend such action within ninety (90) days after being first notified of such Third Party Infringement, or thirty (30) days before the expiration date for filing such action or responding, whichever comes first, Merck shall have the right to do so at its sole expense.
(c)Merck shall have the first right (but not the obligation) to initiate legal action to enforce all Joint Patents and Jointly Owned Inventions against Third Party Infringement, where such Third Party Infringement results from the development or sale of a product that includes a PD-1 Antagonist but not a Company Class Compound or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Merck fails to initiate or defend such action within ninety (90) days after being first notified of such Third Party Infringement, or thirty (30) days before the expiration date for filing such action or responding, whichever comes first, Company shall have the right to do so at its sole expense.
(d)The Parties shall cooperate in good faith to coordinate legal action to enforce all Joint Patents and Jointly Owned Inventions against Third Party Infringement by any Third Party where such Third Party Infringement results from the development or sale of a product that includes both a PD-1 Antagonist and a Company Class Compound or to defend any declaratory judgment action relating thereto, and shall share the costs and expenses of such litigation equally. Notwithstanding the foregoing, either Party shall have the right to opt-out of controlling any such legal action by providing written notice to the other Party within (1) ninety (90) days after being first noticed of such Third Party Infringement, (2) thirty (30) days before the expiration date for filing such action, (3) thirty (30) days before the expiration date for filing an answer to a complaint in a declaratory judgment action, or (4) fifteen (15) days (A) after receipt of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 USC 262(k)), or to a similar agency under any similar provisions in another country, seeking approval of a biosimilar or interchangeable biological product of the Merck Compound or (B) before the expiration date for filing an action in connection with a certification filed pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or under any similar provisions in another country, whichever comes first. In such event, the Parties shall comply with Section 10.1.6; provided that, any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be shared equally by the Parties.
10.1.6.    If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, upon such Party’s reasonable request, the second Party agrees to be joined as a party plaintiff where necessary for standing purposes and to give the first Party reasonable assistance and authority to file and prosecute the suit upon the first Party’s request at the first Party’s sole cost and expense. The Party that does not bring such action or proceeding shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense in such an action or proceeding (unless the other Party has requested such Party to join such action in accordance with the previous sentence in this Section 10.1.6). The costs and expenses of the Party bringing suit under this Section 10.1.6 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be divided evenly between Company and Merck. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.6 may not be entered into without the prior written consent of the Party not bringing the suit.
10.2.    Inventions Owned by Company. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating solely to, or covering solely, the Company Compound or a Company Class Compound are the exclusive property of Company (“Company Inventions”). Company shall have the sole right but not the obligation to file, prosecute, maintain and with respect to issued patents, enforce (including any proceedings relating to reissues, reexaminations, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) in its own or its designee’s name relevant patent applications and to own resultant patent rights for any Company Invention. For the avoidance of doubt, any Invention generically encompassing the Company Compound or another Company Class Compound (and not the Merck Compound or any Invention generically encompassing the Merck Compound) within its scope, even where the Company Compound or Company Class Compound is not disclosed per se, is a Company Invention. Merck hereby assigns, and shall cause its Affiliates to assign, its right, title and interest to any and all Company Inventions to Company.
10.3.    Inventions Owned by Merck. Notwithstanding anything to the contrary contained in Section 10.1, the Parties agree that all rights to Inventions relating solely to, or covering solely, the Merck Compound or a PD-1 Antagonist are the exclusive property of Merck (“Merck Inventions”). Merck shall have the sole right, but not the obligation, to file, prosecute, maintain and with respect to issued patents, enforce (including any proceedings relating to reissues, reexaminations, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) in its own or its designee’s name relevant patent applications and to own resultant patent rights for any Merck Invention. For the avoidance of doubt, any Invention generically encompassing the Merck Compound or another PD-1 Antagonist (and not the Company Compound or any Invention generically encompassing the Company Compound) within its scope, even where the Merck Compound or other PD-1 Antagonist is not disclosed per se, is a Merck Invention. Company hereby assigns, and shall cause its Affiliates to assign, its right, title and interest to any and all Merck Inventions to Merck.
10.4.    Separation of Patent Rights. In order to more efficiently enable the filing, prosecution, maintenance and enforcement of patents with respect to the Merck Inventions, Company Inventions and Jointly Owned Inventions, the Parties shall use good faith efforts to separate any Merck Inventions, Company Inventions and Jointly Owned Inventions into separate patent applications to the extent possible and without adversely impacting such filing, prosecution, maintenance and enforcement.
10.5.    Mutual Freedom to Operate for Combination Inventions.
10.5.1.    Company License to Merck. Company hereby grants, and shall cause its Affiliates to grant, to Merck a non-exclusive, worldwide, royalty-free, fully paid-up, transferable (subject to Section 18) and sublicensable (subject to Section 10.5.3), license to any and all issued patents and patent applications Controlled by Company that (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims or covers the Combination (the “Company Background Patents”), solely for the purpose of conducting the Study during the Term of this Agreement in accordance with the terms hereof but for no other purpose.
10.5.2.    Merck License to Company. Merck hereby grants, and shall cause its Affiliates to grant, to Company a non-exclusive, worldwide, royalty-free, fully paid-up, transferable (subject to Section 18) and sublicensable (subject to Section 10.5.3), license to any and all issued patents and patent applications Controlled by Merck that (a) has a priority claim that is earlier than the initiation of the Study (i.e., first dosing of the first patient in the Study) and (b) claims or covers the Combination (the “Merck Background Patents”), solely for the purpose of conducting the Study during the Term of this Agreement in accordance with the terms hereof but for no other purpose.
10.5.3.    Sublicensing. Merck shall have the right to grant sublicenses of the license granted to it pursuant to Section 10.5.1 to its Affiliates and to the extent expressly permitted hereunder, to Third Parties, solely as necessary to assist Merck with fulfilling its obligations hereunder. Each Third Party sublicense granted hereunder shall be granted pursuant to a written agreement, which agreement shall bind the applicable sublicensee to obligations that are consistent with a Party’s obligations under this Agreement. Notwithstanding any sublicensing of its rights hereunder, Merck shall remain solely and fully liable for its sublicensees’ compliance with the terms hereof and granting a sublicense shall not relieve Merck of its obligations hereunder. Upon Company’s request, Merck shall promptly provide Company with a list of the Persons granted a sublicense hereunder at the time of such request.
10.5.4.    No Other Rights. For clarity, the terms of this Section 10.5 do not provide Merck or Company with any rights, title or interest or any license to the other Party’s intellectual property rights that do not have a priority claim that is earlier than the initiation of the Study or do not claim the Combination (i.e., intellectual property owned or licensed by either Party which does not constitute an Invention and does not claim or cover the Combination) except as necessary to conduct the Study.
10.5.5.    Termination. Any and all licenses granted under this Section 10.5 shall terminate upon the earlier of (i) the termination of this Agreement and (ii) the completion of the Study or any Phase III Study conducted by the Parties pursuant to and subject to the Parties’ agreement under Section 3.14.

11.	Reprints; Rights of Cross-Reference.
Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study that disclose the name of a Party, provided, however, that such use does not constitute an endorsement of any commercial product or service by the other Party.

12.	Publications; Press Releases.
12.1.    Clinical Trial Registry. Merck shall register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following Study Completion, after taking appropriate action to secure, and providing Company an opportunity to take action to secure, intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol.
12.2.    Publication. Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of such results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published, presented, or otherwise disseminated according to the following procedure:
12.2.1.    At least forty-five (45) days prior to submission for publication of any paper, letter or any other publication, or thirty (30) days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details (including, for clarity, a full and complete copy) of the proposed publication, presentation, or dissemination in an electronic version (cd-rom or email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation/dissemination for an additional ninety (90) days in order to allow for actions to be taken to preserve rights for patent protection.
12.2.2.    The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 12.2.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.
12.2.3.    The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.
12.2.4.    Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation.
12.3.    Press Releases. The Company may issue a press release regarding the execution of this Agreement in the mutually agreed form set forth on Appendix C and on the date mutually agreed by the Parties, which date shall not be later than four (4) Business Days after the Effective Date. Thereafter, unless otherwise required by Applicable Law, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party and the Parties will mutually agree on the content and timing of any press releases with respect to the Agreement or the Study. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof for review and comment at least seven (7) Business Days prior to the date on which such Party proposes to make the public announcement.

13.	Representations and Warranties; Disclaimers.
13.1.    Due Authorization. Each of Company and Merck represents and warrants to the other that: (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.
13.2.    Compounds.
13.2.1.    Company Compound. Company hereby represents and warrants to Company that, to its knowledge, as of the Effective Date, Company has the full power, right and authority to grant all of the licenses granted hereunder with respect to the Company Background Patents.
13.2.2.    Merck Compound. Merck hereby represents and warrants to Company that, to its knowledge, as of the Effective Date, Merck has full power and authority to grant all of the licenses granted hereunder with respect to Merck Background Patents.
13.3.    Results. The Parties do not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party shall be liable for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.
13.4.    Anti-Corruption.
13.4.1.    By signing this Agreement, each Party agrees to conduct its obligations contemplated herein in a manner that is consistent in all material respects with all Applicable Law, including the Stark Act, Anti-Kickback Statute, Sunshine Act, and the U.S. Foreign Corrupt Practices Act, and its compliance policies, as applicable, which may be reviewed by the other Party from time to time.
13.4.2.    Specifically, each Party represents and warrants that it has not, and covenants that it shall not, authorize its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, in connection with the performance of this Agreement, directly or indirectly, to make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.
13.4.3.    Neither Party shall contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.
13.4.4.    Each Party represents and warrants that it (i) is not excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible to participate in government programs; and (ii) to its knowledge, has not employed or subcontracted with any Person for the performance of the Study who is excluded, debarred, suspended, proposed for suspension or debarment, or is in Violation or otherwise ineligible to participate in government programs.
13.4.5.    Each Party represents and warrants that, except as disclosed to the other in writing prior to the Effective Date, such Party: (1) does not have any interest that directly or indirectly prevents its lawful performance of this Agreement; (2) shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in performance of, this Agreement; and (3) has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of any due diligence conducted by the other Party for this Agreement, with respect to any officers, employees, owners or Persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Upon a Party’s reasonable request and to the extent necessary to comply with Applicable Law, the other Party shall make all further disclosures to the other Party as are necessary to ensure the information provided remains complete and accurate throughout the Term, and any all such disclosures shall be subject to the confidentiality and non-use provisions set forth herein. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official.
13.4.6.    Each Party shall have the right during the Term, and for a period of two (2) years following termination of this Agreement, upon reasonable prior notice and solely during business hours to conduct an investigation and audit of the other Party’s, its Affiliates and its Sublicensee’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.4. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit. No more than one such investigation and audit shall be conducted of each of (a) a Party and its Affiliates, (b) such Party’s sublicensees, and (c) such Party’s Subcontractors during each calendar year, unless it is determined during any such investigation or audit that the audited Person failed to comply with the terms hereof (and in such event, an additional investigation and audit of such Person conducted in accordance with this Section shall be permitted during such calendar year).
13.4.7.    Each Party shall use commercially reasonable efforts to ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be materially complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party shall maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.
13.4.8.    Each Party agrees that in the event that the other Party reasonably believes in good faith that there has been a violation of any provision of Section 13.4, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and agencies to the extent required under Applicable Law; provided that the disclosing Party shall provide the other Party with prior written notice (or if prior written notice is not reasonably practicable, written notice as soon as reasonably practicable) of the disclosure to the extent permitted by Applicable Law.
13.4.9.    Each Party shall comply with its own business ethics and/or compliance policies, as applicable, and any corporate integrity agreement (if applicable) to which it is subject, and shall conduct its Study-related activities in accordance in all material respects with Applicable Law. Each Party shall ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.4 to the extent applicable in light of such employees’ individual responsibilities.
13.4.10.    Each Party shall have the right to terminate this Agreement immediately upon violation of this Section 13.4 in accordance with, and subject to, Section 6.7.
13.5.    DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MERCK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MERCK COMPOUND, AND COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY COMPOUND. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY’S COMPOUND IS EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN CHARACTERISTICS.

14.	Insurance; Indemnification; Limitation of Liability.
14.1.    Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.
14.2.    Indemnification.
14.2.1.    Indemnification by Merck. Merck agrees to defend, indemnify and hold harmless Company, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party (a “Liability”) to the extent such Liability arises out of this Agreement or the Study, except to the extent that such Liability was caused by or arose from (i) gross negligence or willful misconduct on the part of Company (or any of its Affiliates, or its and their employees, directors, subcontractors, sublicensees or agents),(ii) a breach on the part of Company of any of its representations and warranties or any other covenants or obligations of Company under this Agreement, or (iii) a breach of Applicable Law by Company.
14.2.2.    Indemnification by Company. Company agrees to defend, indemnify and hold harmless Merck, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability to the extent such Liability arises out of this Agreement or the Study and was caused by or arose from (i) gross negligence or willful misconduct on the part of Company (or any of its Affiliates, or its and their employees, directors, subcontractors, sublicensees or agents), (ii) a breach on the part of Company of any of its representations and warranties or any other covenants or obligations of Company under this Agreement, or (iii) a breach of Applicable Law by Company.
14.2.3.    Procedure. The obligations of Merck and Company under this Section 14.2 are conditioned upon the delivery of written notice (the “Indemnifying Notice”) to Merck or Company, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability; provided that, delay or failure to provide such notice shall not relieve the indemnifying Party of its obligation under this Section 14.2, except to the extent the indemnifying Party is materially prejudiced by such delay or failure. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the indemnified Party) if it has assumed responsibility for the suit or claim in writing within fifteen (15) days following receipt of the Indemnifying Notice, but no later than five (5) days before the date on which any response to a complaint or summons is due; provided that the indemnified Party may assume the responsibility for such defense to the extent the indemnifying Party does not do so within the required time period. The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense, unless the indemnifying Party fails to assume such defense, in which case, the indemnifying Party shall be responsible for such costs and expenses of the indemnified Party. If the indemnifying Party assumes responsibility for the defense of any suit or action, the indemnified Party shall, and shall cause the other indemnitees to, reasonably cooperate in the prosecution and defense thereof upon the indemnifying party’s request and at the indemnifying Party’s cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall reasonably consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party, but solely to the extent the Defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.
14.2.4.    Study Subjects. Company shall not offer compensation on behalf of Merck to any Study subject or bind Merck to any indemnification obligations in favor of any Study subject. Merck shall not offer compensation on behalf of Company to any Study subject or bind Company to any indemnification obligations in favor of any Study subject.
14.3.    LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES OR ANY PUNITIVE DAMAGES OR ANY LOST PROFIT, LOST SALE OR LOST OPPORTUNITY DAMAGES (WHETHER SUCH CLAIMED DAMAGES ARE DIRECT OR INDIRECT), WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF (X) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (Y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO USE, DISCLOSURE, LICENSE, ASSIGNMENT OR OTHER TRANSFER OF CLINICAL DATA, CONFIDENTIAL INFORMATION, JOINTLY OWNED INVENTIONS AND SAMPLE TESTING RESULTS.

15.	Use of Name.
Except as otherwise expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent.

16.	Force Majeure.
If, in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, acts of terror, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17.	Entire Agreement; Amendment; Waiver.
This Agreement, together with the Appendices and Schedules hereto and the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. In the event of a conflict between a Related Agreement and this Agreement, the terms of this Agreement shall control. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18.	Assignment and Affiliates.
Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that (a) either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement and (b) either Party may assign its rights and obligations under this Agreement to a Third Party in connection with a sale of all or substantially all of its business or assets to which this Agreement relates (including by sale of assets, merger, or otherwise; provided that such Third Parties agree in writing to be bound by this Agreement). Any assignment in violation of this Section 18 shall be void ab initio.

19.	Invalid Provision.
If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20.	No Additional Obligations.
Company and Merck have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Neither Party is under any obligation to enter into another type of agreement at this time or in the future.

21.	Governing Law; Dispute Resolution.
21.1.    The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof (each, a “Dispute”), shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.
21.2.    Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22.	Notices.
All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:
If to Company, to:

Array BioPharma, Inc.
3200 Walnut Street Boulder, CO 80301
Attention: Chief Operating Officer

If to Merck, to:

Merck Sharp & Dohme B.V.
Waarderweg 39
2031 BN Haarlem
Netherlands
Attention: Director
Facsimile: +31 23 514 8677

With copies (which shall not constitute notice) to:

Merck Sharp & Dohme Corp.
One Merck Drive
PO Box 100
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary

Merck Sharp & Dohme Corp.
351 North Sumneytown Pike
Mailstop UG4CD-16
North Wales, PA 19454-2505
Attention: Senior Vice President, Research Science

Merck Sharp & Dohme Corp.
2000 Galloping Hill Road
Mailstop K-1-3045
Kenilworth, NJ 07033-1310
Attention: Assistant General Counsel, Corporate Transactions

23.	Relationship of the Parties.
The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, that are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24.	Counterparts and Due Execution.
This Agreement and any amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

25.	Construction.
Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and no to any particular provision of this Agreement. References to “Article,” “Section”, “Appendix” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. The Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.
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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.
Array BioPharma, Inc.
By: _______________________________
___________________________________
Name
___________________________________
Title

Merck Sharp & Dohme B.V.
By: _______________________________
___________________________________
Name
___________________________________
Title

Appendix A
PROTOCOL SYNOPSIS
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Appendix B

[ * ]

Appendix C

PRESS RELEASE

See attached.

Array BioPharma Announces Strategic Collaboration with Merck
- Novel combinations of binimetinib (MEK inhibitor) and KEYTRUDA® (pembrolizumab, anti-PD-1 therapy) to be studied in colorectal cancer patients with microsatellite stable tumors -

BOULDER, Colo., May 8, 2017 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY) announced today that it has entered into a clinical trial collaboration agreement with Merck (known as MSD outside the United States and Canada) to investigate the safety and efficacy of Array's MEK inhibitor, binimetinib, with Merck's anti-PD-1 therapy, KEYTRUDA®(pembrolizumab), in metastatic colorectal cancer patients with microsatellite stable tumors (MSS CRC).
The companies are entering into this collaboration based on the growing body of preclinical and clinical evidence that the immune activity of an anti-PD-1 therapy, such as KEYTRUDA, can be enhanced when combined with a MEK inhibitor, such as binimetinib.
"Array is excited to announce this partnership with Merck, an established leader in the field of immuno-oncology," said Ron Squarer, Chief Executive Officer, Array BioPharma. "Given the synergistic activity we have seen with our MEK inhibitor when combined with anti-PD-1 therapy in preclinical models, and based on emerging clinical data, we are optimistic that this combination holds great potential for cancer patients."
Under the terms of the agreement, Array and Merck will collaborate on a clinical trial to investigate the safety and efficacy of the combination of binimetinib with KEYTRUDA, in MSS CRC patients. The trial is expected to establish a recommended dose regimen of binimetinib and KEYTRUDA, as well as explore the preliminary anti-tumor activity of several novel regimens. The study is expected to begin in the second half of 2017. Results from this first study will be used to determine optimal approaches to further clinical development of these combinations.
The collaboration agreement is between Array BioPharma and Merck, through a subsidiary. Under the agreement, the trial will be sponsored by Merck.  Additional details of the collaboration were not disclosed.
About Colorectal Cancer
Worldwide, colorectal cancer is the third most common type of cancer in men and the second most common in women, with approximately 1.4 million new diagnoses in 2012. Of these, nearly 750,000 were diagnosed in men, and 614,000 in women. Globally in 2012, approximately 694,000 deaths were attributed to colorectal cancer. In the U.S. alone, an estimated 135,430 patients will be diagnosed with cancer of the colon or rectum in 2017, and approximately 50,000 are estimated to die of their disease. There is wide variation in 5-year survival rates across the globe, with 5-year survival expected to be around 65% in the developed world and dropping to around 20% in some developing countries. The incidence of microsatellite stability in colorectal tumors varies by stage, with nearly 80% of early stage, resectable tumors and approximately 67% of advanced, metastatic tumors exhibiting MSS.
About Binimetinib
MEK is a key protein kinase in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor which targets key enzymes in this pathway.
Binimetinib is being studied in clinical trials in advanced cancer patients, including the Phase 3 COLUMBUS trial in patients with BRAF-mutant melanoma and the Phase 3 BEACON CRC trial in patients with BRAF V600E-mutant colorectal cancer.
About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer.  Seven Array-owned or partnered drugs are advancing in registration studies: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), larotrectinib (partnered with Loxo Oncology), tucatinib (partnered with Cascadian Therapeutics) and ipatasertib (partnered with Genentech).
Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the commencement of the binimetinib and KEYTRUDA clinical trial; expectations that events will occur that will result in greater value for Array; and the potential for the results of the planned clinical trial to support regulatory approval or the marketing success of the combination. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib and encorafenib; risks associated with our dependence on third-parties to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 8, 2017. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA

Schedule I
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iii